EXHIBIT 99.1

Oil States Announces Second Quarter Earnings and Record Offshore Products Backlog

HOUSTON, July 31, 2012 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended June 30, 2012 of $111.2 million, or $2.01 per diluted share. These results compare to net income of $74.2 million, or $1.34 per diluted share, in the second quarter of 2011.

The Company generated revenues of $1.1 billion and EBITDA of $227.8 million during the second quarter of 2012, compared to revenues of $820.3 million and EBITDA of $160.7 million in the second quarter of 2011 (EBITDA(A) is defined as net income plus interest, taxes, depreciation and amortization). The 33% year-over-year increase in revenues and 42% year-over-year increase in EBITDA resulted from organic growth initiatives in the accommodations and well site services segments, increased sales of deepwater capital equipment, higher U.S. land drilling and completion activity and a resurgence in exploration and production in the U.S. Gulf of Mexico. Consolidated operating income totaled $169.3 million in the current quarter, up from $115.2 million in the second quarter of 2011. Second quarter 2012 results included a pre-tax gain of $2.5 million, or $0.03 per diluted share after-tax, related to insurance proceeds received during the quarter in excess of net book value for a land drilling rig that was lost in a fire that occurred in the first quarter of 2012.

Cindy B. Taylor, Oil States' President and Chief Executive Officer stated, "All of our business segments achieved growth on a year-over-year basis. Compared with the same quarter in 2011, we benefitted from organic room count expansions in all of our major accommodations markets, increased sales of deepwater capital equipment, and the increase in U.S. drilling and completion activity, both onshore and offshore."

"We reported higher RevPAR levels in accommodations in the second quarter of 2012 due to continued nearly full occupancy levels at our Canadian lodges and Australian villages. Margins expanded in our offshore products segment and backlog reached a new record totaling $562 million at June 30, 2012. Bidding and quoting activity remains robust in our offshore products segment, particularly for subsea pipeline and floating production facility products. Our well site services segment performed well during the second quarter despite regional volatility created by the softening of certain commodity prices. In our OCTG segment, demand from customers was very strong as shipments increased 33% year-over-year due to market share gains, increased offshore drilling activity and the use of higher specification tubulars in shale basins across the United States."

The Company recognized an effective tax rate of 28.6% in the second quarter of 2012 compared with 27.9% in the second quarter of 2011. The modestly higher effective tax rate in the second quarter of 2012 was primarily due to higher domestic earnings as a percentage of total earnings.

The Company invested $98.6 million in capital expenditures during the second quarter of 2012 primarily related to the ongoing expansion of its accommodations business, the addition of rental equipment deployed to service the active U.S. shale plays and facility and equipment investments in its offshore products segment. The Company currently expects to spend approximately $600 million to $700 million in capital expenditures during 2012.

For the first half of 2012, the Company reported revenues of $2.2 billion, EBITDA of $484.4 million and net income of $246.3 million, or $4.45 per diluted share. The year-to-date results for 2012 included a pre-tax benefit of $17.9 million, or $0.23 per diluted share after-tax, related to a favorable contract settlement in its U.S. accommodations business recognized in the first quarter of 2012 and a pre-tax gain of $2.5 million, or $0.03 per diluted share after-tax, related to insurance proceeds received during the second quarter for the land drilling rig that was lost in a fire. For the first half of 2011, the Company reported revenues of $1.6 billion, EBITDA of $300.5 million and $136.3 million of net income, or $2.48 per diluted share.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the second quarter of 2012 to the results from the second quarter of 2011.)

Accommodations

Accommodations generated revenues of $261.0 million and EBITDA of $114.9 million for the second quarter of 2012 compared to revenues and EBITDA of $202.9 million and $83.9 million in the second quarter of 2011. Revenues increased 29% and EBITDA increased 37% year-over-year due to a 29% year-over-year increase in average available rooms and a 10% year-over-year increase in RevPAR related to higher occupancy levels at the Company's major lodges and villages. EBITDA margins increased to 44% in the second quarter of 2012 compared to 41% in the second quarter of 2011 primarily due to improved year-over-year RevPAR.

Well Site Services

Well site services generated revenues of $176.5 million and EBITDA of $58.5 million in the second quarter of 2012 compared to revenues and EBITDA of $153.7 million and $46.7 million, respectively, in the second quarter of 2011. Revenues increased 15% and EBITDA increased 25% year-over-year primarily due to the increase in U.S. drilling and completion activity and improved cost absorption, leading to expanded margins for both the rental tools and drilling businesses. EBITDA margins for the segment increased to 33% in the second quarter of 2012 compared to 30% in the second quarter of 2011 primarily due to increased activity levels and improved cost absorption. Our rental tools business benefited from increased U.S. completion activity and greater service intensity in the active oil and liquids-rich shale basins. The number of service tickets and revenue per ticket increased 6% and 5% year-over-year, respectively, as the industry favored our higher specification equipment, predominantly in the Bakken, Eagle Ford, and Permian Basin regions, partially offset by lower activity in the Barnett and Haynesville regions resulting from significantly lower natural gas prices.

Offshore Products

Offshore products generated revenues and EBITDA of $191.6 million and $41.0 million in the second quarter of 2012 compared to revenues and EBITDA of $131.7 million and $21.9 million in the second quarter of 2011. Revenues and EBITDA increased 45% and 87% year-over-year, respectively, primarily due to higher levels of manufacturing and service activity along with an improved revenue mix favoring our production equipment and connector products.  EBITDA margins increased to 21% in the second quarter of 2012 compared to 17% in the second quarter of 2011 primarily due to improved revenue mix of higher margin production equipment and connector sales coupled with improved cost absorption. Backlog reached an all-time record level, totaling $562 million at June 30, 2012 compared to $529 million reported at March 31, 2012 and $519 million reported at June 30, 2011. Subsequent to the end of the quarter, the Company completed the acquisition of Piper Valve Systems for $48 million, further leveraging its technology, product offerings and subsea capabilities.

Tubular Services

Tubular services generated revenues of $461.9 million and EBITDA of $25.0 million during the second quarter of 2012 compared to revenues and EBITDA of $332.0 million and $17.6 million, respectively, in the second quarter of 2011. Revenues and EBITDA improved 39% and 42% year-over-year, respectively, primarily due to the 33% year-over-year increase in OCTG shipments, which surpassed the 8% year-over-year increase in the U.S. rig count. The increase in shipments was attributable to market share gains in the U.S., a recovery in demand in the U.S. Gulf of Mexico and greater demand for higher specification tubulars in shale basins across the United States.  Gross margin as a percent of revenues remained at high levels in the second quarter of 2012 with 6.3% compared to 6.5% reported in the second quarter of 2011. The Company exited the quarter with $476.6 million of OCTG inventories at June 30, 2012, up $3.5 million from March 31, 2012.

Oil States International, Inc. is a diversified oilfield services company and is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2011 filed by Oil States with the SEC on February 17, 2012 and the "Risk Factors" section of the form 10-Q for the three months ended March 31, 2012 filed by Oil States with the SEC on April 30, 2012.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2012	2011	2012	2011

Revenues	$ 1,091,088	$ 820,317	$ 2,190,080	$ 1,580,758

Costs and expenses:
Cost of sales and services	819,164	616,778	1,614,961	1,191,176
Selling, general and administrative expenses	48,853	42,765	96,592	86,472
Depreciation and amortization expense	54,218	45,238	104,884	90,390
Other operating (income) expense	(407)	373	137	2,781
	921,828	705,154	1,816,574	1,370,819
Operating income	169,260	115,163	373,506	209,939

Interest expense, net of capitalized interest	(17,937)	(12,532)	(35,880)	(22,781)
Interest income	242	235	539	1,248
Equity in earnings of unconsolidated affiliates	220	2	640	53
Other income	4,308	488	6,044	631
Income before income taxes	156,093	103,356	344,849	189,090
Income tax expense	(44,617)	(28,887)	(97,901)	(52,270)
Net income	111,476	74,469	246,948	136,820
Less: Net income attributable to noncontrolling interest	242	226	650	500
Net income attributable to Oil States International, Inc.	$ 111,234	$ 74,243	$ 246,298	$ 136,320

Net income per share attributable to Oil States International, Inc. common stockholders
Basic	$ 2.15	$ 1.45	$ 4.78	$ 2.67
Diluted	$ 2.01	$ 1.34	$ 4.45	$ 2.48

Weighted average number of common shares outstanding:
Basic	51,637	51,231	51,533	51,083
Diluted	55,251	55,270	55,404	55,061

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
(In Thousands)

ASSETS	JUNE 30, 2012	DECEMBER 31, 2011
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$ 114,391	$ 71,721
Accounts receivable, net	831,424	732,240
Inventories, net	733,803	653,698
Prepaid expenses and other current assets	21,568	32,000
Total current assets	1,701,186	1,489,659

Property, plant, and equipment, net	1,657,189	1,557,088
Goodwill, net	467,099	467,450
Other intangible assets, net	121,014	127,602
Other noncurrent assets	63,201	61,842
Total assets	$ 4,009,689	$ 3,703,641

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 297,476	$ 252,209
Accrued liabilities	88,265	96,748
Income taxes	25,617	10,395
Current portion of long-term debt and capitalized leases	32,262	34,435
Deferred revenue	71,779	75,497
Other current liabilities	4,322	5,665
Total current liabilities	519,721	474,949

Long-term debt and capitalized leases (B)	1,130,592	1,142,505
Deferred income taxes	107,358	97,377
Other noncurrent liabilities	26,449	25,538
Total liabilities	1,784,120	1,740,369

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 55,266,720 shares and 54,803,539 shares issued, respectively, and 51,701,473 shares and 51,288,750 shares outstanding, respectively	553	548
Additional paid-in capital	568,729	545,730
Retained earnings	1,696,884	1,450,586
Accumulated other comprehensive income	71,334	74,371
Treasury stock, at cost, 3,565,247 and 3,514,789 shares, respectively	(113,171)	(109,079)
Total Oil States International, Inc. stockholders' equity	2,224,329	1,962,156
Noncontrolling interest	1,240	1,116
Total stockholders' equity	2,225,569	1,963,272
Total liabilities and stockholders' equity	$ 4,009,689	$ 3,703,641

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows
(In Thousands)

	SIX MONTHS ENDED JUNE 30,
	2012	2011

Cash flows from operating activities:
Net income	$ 246,948	$ 136,820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104,884	90,390
Deferred income tax provision	4,991	10,788
Excess tax benefits from share-based payment arrangements	(6,014)	(6,198)
Gains on disposals of assets	(4,851)	(763)
Non-cash compensation charge	9,189	7,198
Accretion of debt discount	4,106	3,823
Amortization of deferred financing costs	3,600	2,914
Other, net	(547)	(126)
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	(99,243)	(66,481)
Inventories	(79,781)	(88,781)
Accounts payable and accrued liabilities	36,199	7,802
Taxes payable	29,137	9,977
Other current assets and liabilities, net	2,707	(10,728)
Net cash flows provided by operating activities	251,325	96,635

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(199,983)	(230,253)
Acquisitions of businesses, net of cash acquired	--	(212)
Proceeds from disposition of property, plant and equipment	5,225	1,435
Other, net	(1,650)	(2,285)
Net cash flows used in investing activities	(196,408)	(231,315)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	(951)	(428,682)
6 1/2% senior notes issued	--	600,000
Term loan repayments	(14,944)	(7,494)
Debt and capital lease repayments	(2,312)	(587)
Issuance of common stock from share-based payment arrangements	7,801	9,792
Excess tax benefits from share-based payment arrangements	6,014	6,198
Payment of financing costs	(23)	(12,640)
Tax withholdings related to net share settlements of restricted stock	(4,092)	(2,456)
Net cash flows provided by (used in) financing activities	(8,507)	164,131

Effect of exchange rate changes on cash	(3,461)	(2,399)
Net increase in cash and cash equivalents from continuing operations	42,949	27,052
Net cash used in discontinued operations – operating activities	(279)	(98)
Cash and cash equivalents, beginning of period	71,721	96,350

Cash and cash equivalents, end of period	$ 114,391	$ 123,304

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES
Segment Data
(In Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues
Rental tools	$125,079	$112,658	$260,633	$220,189
Drilling services	51,456	40,998	98,862	74,103

Well site services	176,535	153,656	359,495	294,292
Accommodations	260,966	202,943	562,786	400,041
Offshore products	191,638	131,742	377,358	260,184
Tubular services	461,949	331,976	890,441	626,241
Total revenues	$1,091,088	$820,317	$2,190,080	$1,580,758

EBITDA (A)
Rental tools	$41,582	$35,395	$87,868	$69,581
Drilling services	16,961	11,348	29,713	18,597

Well site services	58,543	46,743	117,581	88,178
Accommodations	114,917	83,938	263,594	159,180
Offshore products	41,033	21,921	77,178	41,996
Tubular services	24,975	17,646	48,512	31,174
Corporate and eliminations	(11,704)	(9,583)	(22,441)	(20,015)
Total EBITDA	$227,764	$160,665	$484,424	$300,513

Operating income / (loss)
Rental tools	$28,974	$25,103	$62,768	$49,493
Drilling services	8,358	6,370	15,817	8,605

Well site services	37,332	31,473	78,585	58,098
Accommodations	83,207	57,750	202,232	106,723
Offshore products	36,589	18,770	69,090	35,520
Tubular services	24,054	16,956	46,475	30,002
Corporate and eliminations	(11,922)	(9,786)	(22,876)	(20,404)
Total operating income	$169,260	$115,163	$373,506	$209,939

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES
Additional Quarterly Segment and Operating Data
(Unaudited)

	Three Months Ended June 30,
	2012	2011

Supplemental operating data

Lodge/village revenues ($ in thousands)	$201,825	$143,294
Other accommodations revenues ($ in thousands)	59,141	59,649
Total accommodations revenues ($ in thousands)	$260,966	$202,943

Average available lodge/village rooms	18,029	14,020
Lodge/village revenues per available room	$123	$112

Offshore products backlog ($ in millions)	$562.3	$518.6

Rental tool job tickets	12,250	11,599
Average revenue per ticket ($ in thousands)	$10.2	$9.7

Tubular services operating data
Shipments (tons in thousands)	230.0	173.3
Quarter end inventory ($ in millions)	$476.6	$377.8

Land drilling operating statistics
Average rigs available	33	34
Utilization	92.5%	80.3%
Implied day rate ($ in thousands per day)	$18.5	$16.5
Implied daily cash margin ($ in thousands per day)	$5.4	$4.8

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(In Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income / (loss)	$111,234	$74,243	$246,298	$136,320
Income tax provision	44,617	28,887	97,901	52,270
Depreciation and amortization	54,218	45,238	104,884	90,390
Interest income	(242)	(235)	(539)	(1,248)
Interest expense	17,937	12,532	35,880	22,781
EBITDA	$227,764	$160,665	$484,424	$300,513

(B) As of June 30, 2012, the Company had approximately $767 million available under its credit facilities.
CONTACT: Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582